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                                   EXHIBIT 16



               Schedule for Computation of Performance Quotations





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                     COMPUTATION OF PERFORMANCE QUOTATIONS


         The following table shows the computation of the Total Return and Average Annual Total Return included in the Statement of Additional
Information:


                                                       M.S.B. FUND, INC. TOTAL RETURN DATA

                                                           PERIODS ENDED DECEMBER 31, 1996


                                             1 YEAR           3 YEARS         5 YEARS        10 YEARS
                                             --------     -----------     -----------     -----------
 Hypothetical Initial Investment (P)      $1,000.00       $1,000.00       $1,000.00       $1,000.00


 Ending Redeemable Value (ERV)*           $1,211.60       $1,488.70       $1,987.40       $3,169.10


 Total Return                             21.16%          48.87%          98.74%          216.91%
 ((ERV/P)-1) x 100

 Average Annual Total Return              21.16%          14.18%          14.72%          12.23%
 ((ERV/P)(1/n) - 1) x 100
 [n=number of years in period]

* Assumes (i) reinvestment of all dividends and distributions and (ii) deduction of all applicable charges and expenses.